UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 10, 2004

Healthaxis Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

0-13591	23-2214195

(Commission File Number)	(IRS Employer Identification No.)

5215 N. O’Connor Blvd., 800 Central Tower, Irving, Texas	75039

(Address of Principal Executive Offices)	(Zip Code)

(972) 443-5000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
SIGNATURES

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective November 10, 2004, Jimmy D. Taylor was promoted to Chief Financial Officer of Healthaxis Inc. (the “Company”). Mr. Taylor has served the Company since 1986, when he joined Insurdata as Controller, and has been a Vice President of the Company since 1987. As a result of Mr. Taylor’s promotion, John Carradine will cease to serve as CFO. Mr. Carradine will continue to serve as President and Chief Operating Officer of the Company, and as President of Healthaxis Imaging Services.

Mr. Taylor, age 48, reassumed the position of Vice President of Finance in December 2003, a position he previously held from July 1987 until July 2002. From July 2002 until December 2003, Mr. Taylor served as Vice President of Resource Management for the technology and operations division of the Company. Mr. Taylor joined the Company in 1986 as corporate controller. From 1982 through 1986, Mr. Taylor was corporate controller for Screg U.S. Corporation, a French based construction company. He was a senior auditor for Arthur Young and Company from 1978 through 1981.

In February 2004, the Company’s Compensation, Nominating and Governance Committee recommended, and the Board of Directors approved, a Change in Control Employment Agreement with Mr. Taylor, as well as with certain officers of the Company. Under the agreement with Mr. Taylor, the Company will provide him with termination benefits if his employment is terminated by the Company without “cause” or by Mr. Taylor for “good reason,” as those terms are defined in the agreement, within six months prior to a change in control or three years after a change in control. The termination benefits under this agreement are as follows:

•	A lump sum payment equal to Mr. Taylor’s salary through the termination date not yet paid and a pro-rated bonus based on the number days of the current fiscal year as of the termination date;

•	A lump sum payment equal to six month’s salary and one-half the average bonus for the preceding three years;

•	Immediate acceleration of any vesting periods for any options to purchase the Company’s common stock and an extension of the period during which such options may be exercised from 90 days following termination of employment to thirty-six months following termination of employment and immediate acceleration of any vesting periods for any commissions under the incentive-sales compensation plan;

•	Continuation of health and insurance benefits for 12 months following termination of employment; and

•	Outplacement services for 12 months following termination of employment.

Following a change of control, the agreement will be treated as an employment agreement between Mr. Taylor and the Company, the terms of which will require the Company to compensate Mr. Taylor at the rate of compensation and bonus immediately prior to the change of control. The term of the agreement is three years, commencing on the date the change of control occurs.

A “change in control” would occur under the agreement upon (i) a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving corporation; (ii) a dissolution of the Company; (iii) a transfer of all or substantially all of the assets of the Company in one transaction or a series of related transactions to one or more other persons or entities; (iv) any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended from time to time (the “1934 Act”)), other than Excluded Persons (as defined below), becomes the “beneficial owner” (as defined in Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (v) after January 1, 2002, individuals who at the beginning of the period constituted the Board of Directors of the Company (together with any new directors whose election by such directors or whose nomination for election by the shareholders of the Company was approved by a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors then in office; or (vi) a significant reorganization of the Company occurs, such as a spin-off, sale of assets of a business or other restructuring, and as a result, the duties and responsibilities of the individual are materially reduced. The term “Excluded Persons” means UICI (formerly a significant shareholder of the Company), any affiliate of UICI, and a trustee or other fiduciary holding securities under an employee benefit plan of the Company.

Under the agreement, Mr. Taylor may not become an employee of, independent contractor of, consultant to, or perform any services for competitors of the Company for a one-year period following the termination of his employment by the Company. The agreement also contains confidentiality obligations that survive indefinitely, and non-solicitation obligations that continue for two years following termination of employment.

The agreement contains a tax gross-up provision relating to any excise tax that the covered individual incurs by reason of the receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Internal Revenue Code.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 10, 2004

HEALTHAXIS INC.
By:	/s/ James W. McLane
James W. McLane
Chairman of the Board and Chief Executive Officer